EXHIBIT 99.1

Contact:	Suzanne H. Wood
(336) 664-2400

OAKWOOD HOMES CORPORATION REPORTS
THIRD QUARTER 2002 RESULTS

GREENSBORO, N.C., August 6, 2002 -— Oakwood Homes Corporation (NYSE - OH) today reported results of operations for the quarter ended June 30, 2002.

For the three months ended June 30, 2002, the Company reported a net loss of $119.8 million, or $12.61 per share, compared with a net loss of $50.2 million, or $5.33 per share, for the quarter ended June 30, 2001. The current quarter net loss included an $86.5 million charge related to previously securitized loans and loans held for sale and reflected the estimated effect of higher future credit losses. The results for the quarter also included an $18.9 million charge related principally to the closure of a manufacturing facility in Texas and the reduction in net book value of certain retail division assets. Approximately $14.3 million of the $18.9 million charge was non-cash in nature and has been disclosed separately in the accompanying consolidated statement of operations. The remaining $4.6 million has been included in cost of sales. The net loss for the quarter also included $7.4 million of expenses related to the loan assumption program.

At June 30, 2002, the Company was in compliance with the covenants contained in its debt agreements or had obtained waivers or amendments for any violations.

For the nine months ended June 30, 2002, the Company reported a net loss of $99.5 million, or $10.49 per share, compared with a net loss of $126.5 million, or $13.44 per share, in the comparable period of 2001.

The net loss for the nine months ended June 30, 2002 included an income tax benefit of $72.2 million resulting from the enactment of the Job Creation and Worker Assistance Act of 2002 on March 8, 2002, as discussed in the Company’s second quarter press release. After filing its 2001 income tax return, the Company received in April 2002 a cash refund of $46.6 million. The remaining tax benefit and cash refund of approximately $26 million are expected to be realized after the Company files its income tax return for the year ending September 30, 2002. As described in the Company’s 2001 Annual Report, the Company has restated its previously reported results of operations for the second quarter of 2001 to apply the provisions of Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.”

Myles E. Standish, President and Chief Executive Officer, stated: “The $86.5 million financial services charge resulted principally from the Company’s decisions in late June to substantially increase the percentage of repossessed homes sold through the wholesale distribution channel, which typically carries much lower recovery rates than those sold through the retail channel, and to substantially curtail the Company’s loan assumption program. The Company has historically sold most repossession units through its captive retail sales center network, thus minimizing the loss incurred on the sale of such units. However, the oversupply of repossessions in the market, largely a reflection of the weakened economy and less restrictive industry underwriting standards in the mid-to-late 1990’s, the reduction in the number of the Company’s retail sales centers and the industry’s reduced ability to provide consumer financing for re-sales of repossessed units have made it difficult to continue to sell such units through retail channels. The majority of all units pending assumption at June 30, 2002 were converted to repossession status and will be disposed of through normal retail and wholesale channels of distribution.

“These changes in business going forward should improve our cash position and results of operations and should also improve the performance of our future securitizations. The decision to sell through the wholesale distribution channel a greater percentage of repossessions should decrease future repossessions because the Company will not provide consumer financing for those sales. During the first nine months of 2002, the Company expended cash approximating $47.6 million related to the loan assumption program. Given the curtailment of this program, such expenditures should be minor going forward.”

Mr. Standish continued: “With respect to housing operations, we saw improvement in operating results during the quarter and continue to be encouraged by year-over-year positive comparisons in both manufacturing and retail gross margins, excluding the $4.6 million charge associated with the closure of the Texas manufacturing facility and the writedown of certain retail division assets. Wholesale sales continued to show strength. For the first time in a number of quarters, we experienced a modest improvement in year-over-year total sales, despite operating 104 fewer retail outlets than last year. Our wholesale sales increased by 26.9%, while same store sales at retail increased by 15.7%. We are particularly gratified by these improvements given the current industry and economic downturn.

“Retail sales for the third quarter of 2002 were $137.0 million compared with $150.9 million in the third quarter of 2001. At June 30, 2002, the Company was operating 236 retail sales centers selling new product compared to 340 at June 30, 2001.

“The increase in wholesale sales compared favorably to recent manufacturing shipment data for the industry and represented the third consecutive quarter of year-over-year wholesale sales improvements.

“Gross profit margin increased to 22.3% in the quarter ended June 30, 2002 compared to 20.3% in the quarter ended June 30, 2001. Excluding the $4.6 million charge mentioned previously, the gross profit margin for the quarter ended June 30, 2002 would have been 24.2%. The increase was a result of improved manufacturing efficiencies and reduced promotional pricing associated with the Company’s inventory reduction, offset by a higher percentage of wholesale sales, which typically carry lower margins. At June 30,

2002, the Company was operating 19 plants, and 13 plants remained closed or temporarily idled.

“At June 30, 2002, our inventory levels declined to $199.8 million or 8,976 floors. This represents a reduction of $28.8 million since the beginning of fiscal 2002. During the fourth quarter, we expect the number of floors on hand to decline further.

“Selling, general and administrative expenses as a percentage of sales were 26.5% compared to 31.5% in the quarter ended June 30, 2001. The decrease as a percentage of sales resulted principally from ongoing cost containment measures and the closure of underperforming sales centers having a high ratio of fixed costs to sales. Selling, general and administrative expenses for the June 2001 quarter included a $2.1 million charge associated with the closure of 12 retail sales centers. Selling, general and administrative expenses for the quarter ended June 30, 2002 included $4.8 million of operating costs related to the Company’s sales centers that are dedicated to selling repossessed homes. The comparable amount in the quarter ended June 30, 2001 was $1.8 million.

“The results for the quarter ended June 30, 2002 also included a loss of $0.6 million on the securitization of approximately $249.0 million of installment sale contracts and mortgage loans compared to a gain of $2.9 million on the securitization completed during the third quarter of 2001. The net loss for the quarter ended June 30, 2001 included a $20.7 million charge related to the closed and pending sales of subordinated securities retained from prior loan securitizations.

“The delinquency rate on the loan portfolio was 5.5% at June 30, 2002 compared to 5.1% at March 31, 2002 and 5.5% at June 30, 2001. At June 30, 2002, repossessions on hand (including former pending assumption or equity transfer units that were converted to repossession status at June 30) totaled 6,772 compared to 5,033 repossessions and assumption units one year ago.

“During the quarter, the Company redeemed $12.9 million of its reset debentures due 2007 pursuant to redemption provisions in the related trust indenture.”

Oakwood Homes Corporation and its subsidiaries are engaged in the production, sale, financing and insuring of manufactured housing throughout the United States. The Company’s products are sold through Company-owned stores and an extensive network of independent retailers.

This press release contains certain forward-looking statements and information based on the beliefs of the Company’s management as well as assumptions made by, and information currently available to, the Company’s management. These statements include, among others, statements relating to the expectation that the Company will reduce its inventory levels during the fourth quarter of 2002, the belief that the Company will realize an additional $26 million of income tax benefits after the Company files its income tax return for the year ending September 30, 2002, the belief that the decisions to curtail the loan assumption program and to sell a higher percentage of repossessions through the wholesale channel of distribution will improve the Company’s cash position and results of operations and should also improve the future performance of the Company’s securitizations and the belief that expenditures associated with the loan assumption program should be minor in the future.

These forward-looking statements reflect the current views of the Company with respect to future events and are subject to a number of risks, including, among others, the following: competitive industry conditions could further adversely affect sales and profitability; the Company may be unable to access sufficient capital and liquidity to fund its operations; it may recognize special charges or experience increased costs in connection with its securitization or other financing activities; the Company may be required to provide various forms of credit enhancement to its vendors, lenders or others; the Company may recognize special charges or experience increased costs in connection with restructuring activities; the Company may not realize anticipated benefits associated with its restructuring activities (including the closing of underperforming sales centers); adverse changes in governmental regulations applicable to its business could negatively impact the Company; it could suffer losses resulting from litigation (including shareholder class actions or other class action suits); the captive Bermuda reinsurance subsidiary could experience significant losses; the Company could experience increased credit losses or higher delinquency rates on loans originated; the Company could experience lower recovery rates than anticipated on the sale of repossessions, negative changes in general economic conditions or the industry could adversely impact the Company; it could lose the services of key management personnel; and any other factors that generally affect companies in these lines of business could also adversely impact the Company. Should the Company’s underlying assumptions prove incorrect or should one or more of the risks and uncertainties materialize, actual events or results may vary materially and adversely from those described herein as anticipated, expected, believed or estimated.

(Comparative tables attached)

OAKWOOD HOMES CORPORATION
Consolidated Statement of Operations (Unaudited)
(Amounts in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,

	2002	2001	2002	2001

Revenues
Net sales
Retail	$136,980	$150,916	$383,635	$490,949
Wholesale	113,889	89,713	301,294	249,231

	250,869	240,629	684,929	740,180
Financial services income
Consumer finance, net of impairment and valuation provisions	(70,010)	3,203	(35,340)	27,489
Insurance	7,709	10,385	22,683	29,874

	(62,301)	13,588	(12,657)	57,363

Other income	1,912	3,010	5,702	7,493

Total revenues	190,480	257,227	677,974	805,036

Costs and expenses
Cost of sales	194,854	191,665	526,418	589,964
Selling, general and administrative expenses	66,489	75,733	194,261	228,831

Restructuring charges (reversals)	—	—	(2,071)	—
Asset impairment charges	14,255	—	14,255	—

Financial services operating expenses
Consumer finance	12,289	15,038	39,022	34,585
Insurance	3,801	4,443	9,973	12,177

	16,090	19,481	48,995	46,762

Provision for losses on credit sales	8,544	1,450	44,956	4,450

Interest expense	10,065	16,856	29,395	44,671

Total costs and expenses	310,297	305,185	856,209	914,678

Loss before income taxes and cumulative effect of accounting change	(119,817)	(47,958)	(178,235)	(109,642)
Provision for income taxes	—	—	(78,729)	—

Loss before cumulative effect of accounting change	(119,817)	(47,958)	(99,506)	(109,642)
Cumulative effect of accounting change, net of income taxes	—	(2,276)	—	(16,866)

Net loss	$(119,817)	$(50,234)	$(99,506)	$(126,508)

Earnings per share:
Loss before cumulative effect of accounting change
Basic	$(12.61)	$(5.09)	$(10.49)	$(11.65)
Diluted	$(12.61)	$(5.09)	$(10.49)	$(11.65)

Net loss
Basic	$(12.61)	$(5.33)	$(10.49)	$(13.44)
Diluted	$(12.61)	$(5.33)	$(10.49)	$(13.44)

Weighted average number of common shares outstanding
Basic	9,498	9,422	9,485	9,415
Diluted	9,498	9,422	9,485	9,415

OAKWOOD HOMES CORPORATION
Consolidated Balance Sheet (Unaudited)
(Amounts in thousands)

	June 30,	September 30,
	2002	2001

Assets
Cash and cash equivalents	$45,248	$44,246
Loans and investments	152,860	199,403
Other receivables	166,526	124,807
Inventories	199,753	228,572
Properties and facilities	184,939	208,798
Other assets	92,759	116,464

	$842,085	$922,290

Liabilities
Short-term borrowings	$30,000	$47,500
Notes and bonds payable	309,214	323,120
Accounts payable and accrued liabilities	270,899	250,658
Insurance reserves and unearned premiums	15,027	17,322
Deferred income taxes	6,169	6,169
Other long-term obligations	74,132	38,750
Shareholders’ equity
Common stock	4,769	4,764
Additional paid-in capital	199,857	199,761
Retained earnings (accumulated deficit)	(71,010)	28,497

	133,616	233,022
Accumulated other comprehensive income	3,097	5,912
Unearned compensation	(69)	(163)

Total shareholders’ equity	136,644	238,771

	$842,085	$922,290

OAKWOOD HOMES CORPORATION
Consolidated Statement of Cash Flows (Unaudited)
(Amounts in thousands)

	Nine months ended June 30,

	2002	2001

Operating activities
Net loss	$(99,506)	$(126,508)
Adjustments to reconcile net loss to cash provided by operating activities
Cumulative effect of accounting change	—	16,866
Depreciation and amortization	24,321	46,277
Deferred income taxes	—	—
Provision for losses on credit sales, net of charge offs	500	(1,496)
Gain on securities sold and loans sold or held for sale	(1,155)	(7,041)
Impairment and valuation provisions	85,170	30,735
Excess of cash receipts over REMIC residual income recognized (income recognized over cash received)	1,787	(41)
Reversal of restructuring charges	(2,071)	—
Noncash asset impairment charges	14,255	—
Other	(6,070)	(4,960)
Changes in assets and liabilities
Other receivables	(40,963)	17,568
Inventories	28,819	94,682
Deferred insurance policy acquisition costs	913	952
Other assets	2,806	(13,244)
Accounts payable and accrued liabilities	(7,282)	(35,707)
Insurance reserves and unearned premiums	(2,295)	(27,270)
Other long-term obligations	(1,931)	(2,500)

Cash used by operations	(2,702)	(11,687)
Loans originated	(579,512)	(633,870)
Sale of loans	622,427	656,654
Purchase of loans and securities	(9,405)	—
Principal receipts on loans	9,249	12,564

Cash provided by operating activities	40,057	23,661

Investing activities
Acquisition of properties and facilities	(7,094)	(9,420)
Other	—	801

Cash used by investing activities	(7,094)	(8,619)

Financing activities
Net repayments on short-term credit facilities	(17,500)	(12,500)
Payments on notes and bonds	(14,471)	(4,401)
Proceeds from exercise of stock options	10	—

Cash used by financing activities	(31,961)	(16,901)

Net increase (decrease) in cash and cash equivalents	1,002	(1,859)
Cash and cash equivalents
Beginning of period	44,246	22,523

End of period	$45,248	$20,664